Exhibit 23.4

Consent

We are a qualified law firm and lawyers in the People’s Republic of China (the “PRC”) and we have been engaged by GD Culture Group Limited, a company incorporated in Nevada (the “Company”), to advise on certain legal matters related to the PRC laws and regulations.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form S-3, as amended (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission. We further consent to the use of our name and to all references made to us in the Registration Statement and in the prospectus forming a part thereof.

/s/ Jiangsu Junjin Law Firm
Jiangsu Junjin Law Firm
June 21, 2024